Exhibit 3.1
[Conformed Copy as of July 6, 2023]

BLUE OWL CAPITAL CORPORATION

ARTICLES OF AMENDMENT AND RESTATEMENT

FIRST: Blue Owl Capital Corporation, a Maryland corporation, desires to amend and restate its charter as currently in effect and as hereinafter amended.
SECOND: The following provisions are all the provisions of the charter currently in effect and as hereinafter amended:
Article I. NAME

The name of the corporation (the “Corporation”) is: Blue Owl Capital Corporation.

Article II. PURPOSES AND POWERS

The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force, including, without limitation or obligation, engaging in business as a business development company under the Investment Company Act of 1940, as amended (together with any rules and regulations and any applicable guidance and/or interpretations of the Securities and Exchange Commission (the “SEC”) or its staff promulgated thereunder, the “1940 Act”).

Article III. PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

The name of the resident agent of the Corporation in the State of Maryland is The Corporation Trust Incorporated, whose address is 351 West Camden Street, 6th Floor, Baltimore, Maryland 21201. The street address of the principal office of the Corporation in the State of Maryland is c/o The Corporation Trust Incorporated, 351 West Camden Street, 6th Floor, Baltimore, Maryland 21201.

Article IV. DEFINITIONS

As used in the Charter, the following terms shall have the following meanings unless the context otherwise requires:
1940 Act. The term “1940 Act” shall have the meaning as provided in Article II herein.
Acquisition Expenses. The term “Acquisition Expenses” shall mean any and all expenses incurred by the Corporation, the Adviser or any of their Affiliates in connection with the initial purchase or acquisition of assets, whether or not acquired, by the Corporation, including, without limitation, legal fees and expenses, travel and communications expenses, costs of appraisals, non-refundable option payments on assets not acquired, accounting fees and expenses and miscellaneous expenses.

Acquisition Fee. The term “Acquisition Fee” shall mean any and all fees and commissions, exclusive of Acquisition Expenses, paid by any Person to any other Person (including any fees or commissions paid by or to any Affiliate of the Corporation or the Adviser) in connection with the initial purchase or acquisition of assets by the Corporation. Included in the computation of such fees or commissions shall be any commission, selection fee, supervision fee, financing fee or non-recurring management fee or any fee of a similar nature, however designated.

Additional Preferred Directors. The term “Additional Preferred Directors shall have the meaning as provided in Section 5.09 herein.

Adviser or Advisers. The term “Adviser” or “Advisers” shall mean the Person or Persons, if any, appointed, employed or contracted with by the Corporation and responsible for directing or performing the day-to-day business affairs of the Corporation, including any Person to whom the Adviser subcontracts all or substantially all of such functions.

Advisory Agreement. The term “Advisory Agreement” shall mean any investment advisory agreement with an Adviser.

Affiliate or Affiliated. The term “Affiliate” or “Affiliated” shall mean, with respect to any Person, (i) any Person directly or indirectly owning, controlling or holding, with the power to vote, ten percent or more of the outstanding voting securities of such other Person; (ii) any Person ten percent or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by or under common control with such other Person; (iv) any executive officer, director, trustee or general partner of such other Person; and (v) any legal entity for which such Person acts as an executive officer, director, trustee or general partner.

Assessment. The term “Assessment” shall mean any additional amounts of capital which may be mandatorily required of, or paid voluntarily by, a Stockholder beyond his or her subscription commitment excluding deferred payments.

Benefit Plan Investor. The term “Benefit Plan Investor” means a benefit plan investor as defined in section 3(42) of ERISA.

Board or Board of Directors. The term “Board” or “Board of Directors” shall mean the board of directors of the Corporation, as of any particular time.

Business Day. The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

Bylaws. The term “Bylaws” shall mean the bylaws of the Corporation, as amended from time to time.

Capital Contributions. The term “Capital Contributions” shall mean the total investment, including the original investment and amounts reinvested pursuant to a distribution reinvestment plan, in the Corporation by a Stockholder or by all Stockholders, as the case may be. Unless otherwise specified, Capital Contributions shall be deemed to include principal amounts to be received on account of deferred payments.

Charter. The term “Charter” shall mean the charter of the Corporation, as may be amended from time to time.

Code. The term “Code” shall mean the Internal Revenue Code of 1986, as amended.

Commencement of a Non-Listed Offering. The term “Commencement of a Non-Listed Offering” shall mean the date that the SEC declares effective the registration statement filed under the Securities Act for a Non-Listed Offering.

Commencement of the Private Placement. The term “Commencement of the Private Placement” shall mean the first date on which the Company sells Common Shares pursuant to a Private Placement.

Common Shares. The term “Common Shares” shall have the meaning as provided in Section 6.01 herein.

Controlling Person. The term “Controlling Person” shall mean a Person, whatever his or her title, who performs functions for the Sponsor similar to those of (a) the chairman or other member of a board of directors, (b) executive officers or (c) those holding ten percent or more equity interest in the Sponsor, or a Person having the power to direct or cause the direction of the Sponsor, whether through the ownership of voting securities, by contract or otherwise.

Corporation. The term “Corporation” shall have the meaning as provided in Article I herein.

Director or Directors. The term “Director” or “Directors” shall have the meaning as provided in Section 5.01 herein.

Distributions. The term “Distributions” shall mean any distributions (as such term is defined in Section 2-301 of the MGCL) by the Corporation to owners of Shares, including distributions that may constitute a return of capital for federal income tax purposes.

ERISA. The term “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

ERISA Controlling Person. The term “ERISA Controlling Person” means a Person (other than a benefit plan investor) who has discretionary authority or control with respect to the assets of the Corporation or who provides investment advice for a fee (direct or indirect) with respect to such assets, or any affiliate of such a Person within the meaning of 29 C.F.R. § 2510.3-101(f)(3).

Exchange Act. The term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, or any successor statute thereto. Reference to any provision of the Exchange Act shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

Front End Fees. The term “Front End Fees” shall mean fees and expenses paid by any party for any services rendered to organize the Corporation and to acquire assets for the Corporation, including Organization and Offering Expenses, Acquisition Fees, Acquisition Expenses, and any other similar fees, however designated by the Sponsor.
Indemnitee. The term “Indemnitee” shall have the meaning as provided in Section 11.02(b) herein.

Independent Expert. The term “Independent Expert” shall mean a Person with no material current or prior business or personal relationship with the Sponsor who is engaged to a substantial extent in the business of rendering opinions regarding the value of assets of the type held by the Corporation, and who is qualified to perform such work.

Investment in Program Assets. The term “Investment in Program Assets” shall mean the amount of Capital Contributions actually paid or allocated to the purchase or development of assets acquired by the Corporation (including working capital reserves allocable thereto, except that working capital reserves in excess of three percent shall not be included) and other cash payments such as interest and taxes, but excluding Front End Fees.

Listing. The term “Listing” shall mean the listing of the Common Shares on a national securities exchange. Upon such Listing, the Common Shares shall be deemed Listed.

MGCL. The term “MGCL” shall mean the Maryland General Corporation Law, as amended from time to time.
NASAA Omnibus Guidelines. The term “NASAA Omnibus Guidelines” shall mean the Omnibus Guidelines published by the North American Securities Administrators Association on May 7, 2007.

Non-Compliant Tender Offer. The term “Non-Compliant Tender Offer” shall have the meaning as provided in Section 10.06 herein.

Non-Listed Offering. The term “Non-Listed Offering” shall mean a continuous public Offering through the independent broker-dealer network pursuant to an effective registration statement filed under the Securities Act that is not made in connection with a Listing.

Offering. The term “Offering” shall mean any offering and sale of Shares.

Organization and Offering Expenses. The term “Organization and Offering Expenses” shall mean any and all costs and expenses incurred by the Corporation and to be paid from the assets of the Corporation in connection with the formation of the Corporation and the qualification and registration of an Offering, and the marketing and distribution of Shares, including, without limitation, total underwriting and brokerage discounts and commissions (including fees of the underwriters’ attorneys), expenses for printing, engraving and amending registration statements or supplementing prospectuses, mailing and distributing costs, salaries of employees while engaged in sales activity, telephone and other telecommunications costs, all advertising and marketing expenses, charges of transfer agents, registrars, trustees, escrow holders, depositories and experts and fees, expenses and taxes related to the filing, registration and qualification of the sale of Shares under federal and state laws, including taxes and fees and accountants’ and attorneys’ fees.

Person. The term “Person” shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, or any government or any agency or political subdivision thereof, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act.

Plan. The term “Plan” means any employee benefit plan subject to Part 4 of Title I of ERISA, or any plan to which section 4975 of the Code applies.

Plan Asset Regulation. The term “Plan Asset Regulation” means 29 C.F.R. § 2510.3-101, as modified by section 3 (42) of ERISA.

Preferred Shares. The term “Preferred Shares” shall have the meaning as provided in Section 6.01 herein.

Private Placement. The term “Private Placement” shall mean any Offering that is not made pursuant to an effective registration statement filed under the Securities Act.

Prospectus. The term “Prospectus” shall have the meaning as provided in Section 2(10) of the Securities Act, including a preliminary prospectus, an offering circular as described in Rule 256 of the General Rules and Regulations under the Securities Act or, in the case of an intrastate offering, any document by whatever name known, utilized for the purpose of offering and selling Shares to the public.

Publicly Offered Securities. The term “Publicly Offered Securities” means publicly offered securities as defined in 29 C.F.R. § 2510.3-101(b)(2) or any successor regulation thereto.

Restricted Period. The term “Restricted Period” has the meaning provided in Article XV hereto.

Roll-Up Entity. The term “Roll-Up Entity” shall mean a partnership, corporation, trust or similar entity that would be created or would survive after the successful completion of a proposed Roll-Up Transaction.

Roll-Up Transaction. The term “Roll-Up Transaction” shall mean a transaction involving the acquisition, merger, conversion or consolidation either directly or indirectly of the Corporation and the issuance of securities of a Roll-Up Entity to the holders of Common Shares. Such term does not include:

(a) a transaction involving securities of the Roll-Up Entity that have been listed on a national securities exchange for at least twelve months; or

(b) a transaction involving the conversion to corporate, trust or association form of only the Corporation, if, as a consequence of the transaction, there will be no significant adverse change in any of the following:

(i)	voting rights of the holders of Common Shares;

(ii)	the term of existence of the Corporation;

(iii)	Sponsor or Adviser compensation; or

(iv)	the Corporation’s investment objectives.
SEC. The term “SEC” shall have the meaning as provided in Article II hereto.

Securities Act. The term “Securities Act” shall mean the Securities Act of 1933, as amended from time to time, or any successor statute thereto. Reference to any provision of the Securities Act shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

Shares. The term “Shares” shall mean shares of stock of the Corporation of any class or series, including Common Shares or Preferred Shares.

Sponsor. The term “Sponsor” shall mean any Person which (i) is directly or indirectly instrumental in organizing, wholly or in part, the Corporation, (ii) will control, manage or participate in the management of the Corporation, (iii) takes the initiative, directly or indirectly, in founding or organizing the Corporation, either alone or in conjunction with one or more other Persons, (iv) receives a material participation in the Corporation in connection with the founding or organizing of the business of the Corporation, in consideration of services or property, or both services and property, (v) has a substantial number of relationships and contacts with the Corporation, (vi) possesses significant rights to control assets of the Corporation, (vii) receives fees for providing services to the Corporation which are paid on a basis that is not customary in the industry or (viii) provides goods or services to the Corporation on a basis which was not negotiated at arm’s-length with the Corporation. “Sponsor” does not include any Person whose only relationship with the Corporation is that of an independent manager of a portion of the Corporation’s assets and whose only compensation is as such, or wholly independent third parties such as attorneys, accountants and underwriters whose only compensation is for professional services.

Stockholder List. The term “Stockholder List” shall have the meaning as provided in Section 10.04 herein.

Stockholders. The term “Stockholders” shall mean the holders of record of the Shares as maintained in the books and records of the Corporation or its transfer agent.

Transfer. The term “Transfer” shall have the meaning as provided in Article XV hereto.

Article V. PROVISIONS FOR DEFINING, LIMITING
AND REGULATING CERTAIN POWERS
OF THE CORPORATION AND OF
THE STOCKHOLDERS AND DIRECTORS

Section 5.01 Number, Vacancies, Classification and Election of Directors. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation (the “Directors”) is five, which number may be increased or decreased only by the Board of Directors pursuant to the Bylaws, or the Charter, but shall never be less than the minimum number required by the MGCL. A director shall have the qualifications, if any, specified in the Bylaws. The names of the directors who shall serve until their successors are duly elected and qualify are:

Eric Kaye – Class 1 Director (as defined below)
Douglas I. Ostrover – Class 2 Director (as defined below)
Christopher M. Temple – Class 2 Director (as defined below)
Alan Kirshenbaum – Class 3 Director (as defined below)
Edward D’Alelio – Class 3 Director (as defined below)

The Board of Directors may fill any vacancy, whether resulting from an increase in the number of directors or otherwise, on the Board of Directors in the manner provided in the Bylaws.

The Corporation elects at such time as it becomes eligible pursuant to Section 3-802 of the MGCL to make the election as provided for under Section 3-804(c) of the MGCL that, except as may be provided by the Board of Directors in setting the terms of any class or series of Preferred Shares or as may be required by the 1940 Act, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining Directors in office, even if the remaining Directors do not constitute a quorum, and any Director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred.
On the date of the Commencement of the Private Placement, the Directors (other than any Director elected solely by holders of one or more classes or series of Preferred Stock in connection with dividend arrearages) shall be classified, with respect to the terms for which they severally hold office, into three classes, as determined by the Board of Directors, as nearly equal in size as is practicable. The term of office of one class of Directors (the “Class 1 Directors”) shall expire at the first annual meeting of Stockholders following the Commencement of the Private Placement, the term of office of another class of Directors (the “Class 2 Directors”) shall expire at the second annual meeting of Stockholders following the Commencement of the Private Placement and the term of office of the remaining class of Directors (the “Class 3 Directors”) shall expire at the third annual meeting of the Stockholders following the Commencement of the Private Placement, and, in each case, when their respective successors are duly elected and qualify. The initial directors of each class shall be determined by the Board of Directors before or as soon as reasonably practicable after the Commencement of the Private Placement. At each annual meeting of Stockholders, commencing with the annual meeting next following the Commencement of the Private Placement, the successors to the class of Directors whose term expires at such meeting shall be elected to hold office for a term expiring at the third succeeding annual meeting of Stockholders following the meeting at which they were elected and until their respective successors are duly elected and qualify.

A majority of the Board of Directors shall be independent directors, except for a period of up to 60 days, or such longer period permitted by law, after the death, removal or resignation of an independent director pending the election of such independent director’s successor. A Director is considered independent if he or she is not an “interested person” as that term is defined under Section 2(a)(19) of the 1940 Act.

Section 5.02 Extraordinary Actions. Except as specifically provided in Section 5.07 (relating to removal of directors), in Section 12.02 (relating to certain amendments to the Charter) and in Section 12.03 (relating to certain actions), notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of Stockholders entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of Stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.

Section 5.03 Quorum. The presence in person or by proxy of holders of Shares of the Corporation entitled to cast a majority of the votes entitled to be cast (without regard to class) shall constitute a quorum at any meeting of Stockholders, except with respect to any such matter that, under applicable statutes or regulatory requirements or the Charter, requires approval by a separate vote of one or more classes or series of Shares, in which case the presence in person or by proxy of Stockholders entitled to cast a majority of the votes entitled to be cast by such classes or series of Shares on such matter shall constitute a quorum. To the extent permitted by Maryland law as in effect from time to time, the foregoing quorum provision may be changed by the Bylaws.

Section 5.04 Authorization by Board of Stock Issuance. The Board of Directors may authorize the issuance from time to time of Shares of any class or series, whether now or hereafter authorized, or securities or rights convertible into Shares of any class or series, whether now or hereafter authorized, for such consideration, if any, as the Board of Directors may deem advisable (including compensation for the Directors or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws.

Section 5.05 Preemptive Rights and Appraisal Rights. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified Shares pursuant to Section 6.04 or as may otherwise be provided by a contract approved by the Board of Directors, no holder of Shares shall, as such holder, have any preemptive right to purchase or subscribe for any additional Shares or any other security of the Corporation which the Corporation may issue or sell. Holders of Shares shall not be entitled to exercise any rights of an objecting Stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board of Directors, upon such terms and conditions specified by the Board of Directors, shall determine that such rights apply, with respect to all or any classes or series of Shares, or any proportion of the Shares thereof, to a particular transaction or all transactions occurring after the date of such determination in connection with which holders of such Shares would otherwise be entitled to exercise such rights.

Section 5.06 Determinations by Board. The determination as to any of the following matters, made by or pursuant to the direction of the Board of Directors not inconsistent with the Charter, shall be final and conclusive and shall be binding upon the Corporation and every holder of Shares: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, purchase of Shares or the payment of other Distributions on Shares; the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been set aside, paid or discharged); any interpretation or resolution of any ambiguity with respect to any provision of the Charter (including any of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other Distributions, qualifications and terms and conditions of redemption of any class or series of Shares) or the Bylaws; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or of any Shares; the number of Shares of any class or series of the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; any interpretation of the terms and conditions of one or more agreements with any Person, corporation, association, company, trust, partnership (limited or general) or other entity; the compensation of directors, officers, employees or agents of the Corporation; following a Non-Listed Offering, any conflict between the MGCL and the provisions set forth in the NASAA Omnibus Guidelines; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board of Directors; provided, however, that any determination by the Board of Directors as to any of the preceding matters shall not render invalid or improper any action taken or omitted prior to such determination and no Director shall be liable for making or failing to make such a determination; and provided, further, that following a Non-Listed Offering, to the extent the Board determines that the MGCL conflicts with the provisions set forth in the NASAA Omnibus Guidelines included in this Charter, the NASAA Omnibus Guidelines control to the extent any provisions of the MGCL are not mandatory.

Section 5.07 Removal of Directors. Subject to the rights of holders of one or more classes or series of Preferred Shares to elect or remove one or more Directors, from and after the Commencement of the Private Placement any Director, or the entire Board of Directors, may be removed from office at any time only for cause and only by the affirmative vote of at least 75% of the votes entitled to be cast generally in the election of Directors, voting together as a single class. For the purpose of this paragraph, “cause” shall mean, with respect to any particular Director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such Director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty.

Section 5.08 Stockholder Action by Unanimous Written Consent. Any action required or permitted to be taken by the Stockholders, unless such action is taken at a duly called annual or special meeting of Stockholders, may only be taken by the unanimous written consent of all Stockholders entitled to vote thereon.

Section 5.09 Additional Preferred Directors. During any period when the holders of one or more classes or series of Preferred Shares, due to the occurrence of an event or events, have the right to elect additional Directors who, together with the Directors elected by the separate vote of the holders of one or more classes or series of Preferred Shares prior to such event or events, constitute a majority of the total number of Directors (the additional Directors elected by the separate vote of such holders following such event, the “Additional Preferred Directors”), then, upon commencement and for the duration of the period during which such right continues: (i) the otherwise total authorized number of Directors of the Corporation shall automatically be increased by such specified number of Additional Preferred Directors, and the holders of such Preferred Shares shall be entitled to elect the Additional Preferred Directors so provided for or fixed pursuant to said provisions, and (ii) each such Additional Preferred Director shall serve until the next meeting of Stockholders at which Directors are elected and until his or her successor is duly elected and qualified, or until his or her right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by the Board of Directors in fixing the terms of such class or series of Preferred Shares, whenever the holders of any class or series of Preferred Shares having such right to elect Additional Preferred Directors are divested of such right pursuant to the terms of such class or series of Preferred Shares, the terms of office of all such Additional Preferred Directors, or such other Directors elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such Additional Preferred Directors, shall forthwith terminate, all such Additional Preferred Directors shall automatically cease to be qualified to serve as Directors, and the total authorized number of Directors of the Corporation shall be automatically reduced accordingly.
Article VI. STOCK

Section 6.01 Authorized Shares. The Corporation has authority to issue 500,000,000 Shares, initially consisting of 500,000,000 shares of common stock, $0.01 par value per share (“Common Shares”), and no shares of preferred stock, $0.01 par value per share (“Preferred Shares”). The aggregate par value of all authorized Shares having par value is $5,000,000.00. All Shares shall be fully paid and nonassessable when issued and the Corporation shall not make any mandatory Assessments against any Stockholder beyond such Stockholder’s subscription commitment. If Shares of one class or series are classified or reclassified into Shares of another class or series pursuant to this Article VI, the number of authorized Shares of the former class or series shall be automatically decreased and the number of Shares of the latter class or series shall be automatically increased, in each case by the number of Shares so classified or reclassified, so that the aggregate number of Shares of all classes and series that the Corporation has authority to issue shall not be more than the total number of Shares set forth in the first sentence of this paragraph. The Board of Directors, with the approval of a majority of the entire Board and without any action by the Stockholders, may amend the Charter from time to time to increase or decrease the aggregate number of Shares or the number of Shares of any class or series that the Corporation has authority to issue.

Section 6.02 Common Shares.

(a)	Common Shares Subject to Terms of Preferred Shares. The Common Shares shall be subject to the express terms of any series of Preferred Shares.

(b)
Description. Except as may otherwise be specified in the Charter, each Common Share shall entitle the holder thereof to one vote per share on all matters upon which Stockholders are entitled to vote pursuant to Section 10.01 hereof. The Board may classify or reclassify any unissued Common Shares from time to time into one or more classes or series of Shares.

(c)
Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up, or any Distribution of the assets of the Corporation, the aggregate assets of the Corporation available for Distribution to holders of the Common Shares shall be determined in accordance with applicable law. Each holder of Common Shares of a particular class or series shall be entitled to receive, ratably with each other holder of Common Shares of such class or series, that portion of such aggregate assets available for Distribution as the number of outstanding Common Shares of such class or series held by such holder bears to the total number of outstanding Common Shares of such class or series then outstanding.

(d)
Voting Rights. Except as may be provided otherwise in the Charter, and subject to the express terms of any series of Preferred Shares, the holders of the Common Shares shall have the exclusive right to vote on all matters (as to which a common stockholder shall be entitled to vote pursuant to applicable law) at all meetings of the Stockholders.

Section 6.03 Preferred Shares. The Board, including a majority of the independent directors on the Board, may classify any unissued Preferred Shares and reclassify any previously classified but unissued Preferred Shares of any series from time to time, into one or more classes or series of Shares.

Section 6.04 Classified or Reclassified Shares. Prior to issuance of classified or reclassified Shares of any class or series, the Board by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of Shares; (b) specify the number of Shares to be included in the class or series; (c) set or change, subject to the express terms of any class or series of Shares outstanding at the time, the preferences, conversion or other rights, voting powers (including exclusive voting rights, if any), restrictions, limitations as to dividends or other Distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland. Any of the terms of any class or series of Shares set or changed pursuant to clause (c) of this Section 6.04 may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of Shares is clearly and expressly set forth in the articles supplementary or other charter document.

Section 6.05 Deferred Payments. The Corporation shall not have authority to make arrangements for deferred payments on account of the purchase price of Shares unless all of the following conditions are met: (a) such arrangements are warranted by the Corporation’s investment objectives; (b) the period of deferred payments coincides with the anticipated cash needs of the Corporation; (c) the deferred payments shall be evidenced by a promissory note of the Stockholder, which note shall be with recourse, shall not be negotiable, shall be assignable only subject to defenses of the maker and shall not contain a provision authorizing a confession of judgment; and (d) selling commissions and Front End Fees paid upon deferred payments are payable when payment is made on the note. The Corporation shall not sell or assign the deferred obligation notes at a discount. In the event of default in the payment of deferred payments by a Stockholder, the Stockholder may be subjected to a reasonable penalty. The provisions of this Section 6.05 shall only apply following a Non-Listed Offering.

Section 6.06 Distributions.

(a)	Any Advisory Agreement shall provide that, following a Non-Listed Offering, the Adviser shall cause the Corporation to provide for adequate reserves for normal replacements and contingencies (but the Corporation shall not be required to maintain reserves for payment of fees payable to the Adviser) by causing the Corporation to retain a reasonable percentage of proceeds from offerings and revenues.

(b)
From time to time and not less than quarterly, the Corporation shall cause the Adviser to review the Corporation’s accounts to determine whether cash distributions are appropriate. The Corporation may, subject to authorization by the Board of Directors, distribute pro rata to the Stockholders funds received by the Corporation which the Board of Directors deems unnecessary to retain in the Corporation. The Board of Directors may from time to time authorize the Corporation to declare and pay to Stockholders such dividends or other Distributions, in cash or other assets of the Corporation or in securities of the Corporation, including in Shares of one class or series payable to holders of Shares of another class or series, or from any other source as the Board of Directors in its discretion shall determine. The Board of Directors may endeavor to authorize the Corporation to declare and pay such dividends and other Distributions (i) as may be necessary or advisable for the Corporation to qualify as a “Regulated Investment Company” under the Code or as may be necessary or advisable under the 1940 Act and (ii) to the extent that the Board of Directors deems it unnecessary for the Corporation to retain funds received by it; provided, however, Stockholders shall have no right to any dividend or other Distribution unless and until authorized by the Board and declared by the Corporation. The exercise of the powers and rights of the Board of Directors pursuant to this Section 6.06 shall be subject to the provisions of any class or series of Shares at the time outstanding. The receipt by any Person in whose name any Shares are registered on the records of the Corporation or by his or her duly authorized agent shall be a sufficient discharge for all dividends or other Distributions payable or deliverable in respect of such Shares and from all liability to see to the application thereof. Distributions in kind shall not be permitted, except for distributions of readily marketable securities or securities of the Corporation, distributions of beneficial interests in a liquidating trust established for the dissolution of the Corporation and the liquidation of its assets in accordance with the terms of the Charter or in kind distributions in which (a) the Board advises each Stockholder of the risks associated with direct ownership of the property, (b) the Board offers each Stockholder the election of receiving such in-kind distributions and (c) in-kind distributions are made only to those Stockholders that accept such offer.

The restrictions in this Section 6.06 shall only be effective following a Non-Listed Offering.

Section 6.07 Charter and Bylaws. All Persons who acquire Shares of the Corporation acquire the same, and the rights of all Stockholders and the terms of all Shares are, subject to the provisions of the Charter and the Bylaws. The Board of Directors shall have the exclusive power, at any time, to make, alter, amend or repeal the Bylaws.

Section 6.08 No Issuance of Share Certificates. Unless otherwise provided by the Board of Directors, the Corporation shall not issue stock certificates. A Stockholder’s investment shall be recorded on the books of the Corporation. To transfer his or her Shares, a Stockholder shall submit an executed form to the Corporation, which form shall be provided by the Corporation upon request. Such transfer will also be recorded on the books of the Corporation. Upon issuance or transfer of Shares, the Corporation will provide the Stockholder with information concerning his or her rights with regard to such Shares, as required by the Bylaws and the MGCL or other applicable law.

Section 6.09 Suitability of Stockholders. Following a Non-Listed Offering, the following provisions shall apply:

(a)
Investor Suitability Standards. Subject to suitability standards established by individual states and any amendment to the income and net worth standards set forth in the NASAA Omnibus Guidelines, including any amendment or restatement thereto, to become a Stockholder, if such prospective Stockholder is an individual (including an individual beneficiary of a purchasing individual retirement account), or if the prospective Stockholder is a fiduciary (such as a trustee of a trust or corporate pension or profit sharing plan, or other tax-exempt organization, or a custodian under a Uniform Gifts to Minors Act), such individual or fiduciary, as the case may be, must represent to the Corporation, among other requirements as the Corporation may require from time to time, that:

(i)	such individual (or, in the case of sales to fiduciary accounts, that the beneficiary, the fiduciary account or the donor or grantor who directly or indirectly supplies the funds to purchase the Shares if the donor or grantor is the fiduciary) has a minimum annual gross income of $70,000 and a net worth (excluding home, furnishings and automobiles) of not less than $70,000; or

(ii)	such individual (or, in the case of sales to fiduciary accounts, that the beneficiary, the fiduciary account or the donor or grantor who directly or indirectly supplies the funds to purchase the Shares if the donor or grantor is the fiduciary) has a net worth (excluding home, furnishings and automobiles) of not less than $250,000.

(b)
Determination of Suitability of Sale. The Sponsor and each Person selling Common Shares on behalf of the Corporation shall make every reasonable effort to determine that the purchase of Common Shares by a Stockholder is a suitable and appropriate investment for such Stockholder. In making this determination, the Sponsor or each Person selling Common Shares on behalf of the Corporation shall ascertain that the prospective Stockholder: (a) meets the minimum income and net worth standards established for the Corporation; (b) can reasonably benefit from the Corporation based on the prospective Stockholder’s overall investment objectives and portfolio structure; (c) is able to bear the economic risk of the investment based on the prospective Stockholder’s overall financial situation; and (d) has apparent understanding of (i) the fundamental risks of the investment; (ii) the risk that the Stockholder may lose the entire investment; (iii) the lack of liquidity of the Common Shares; (iv) the restrictions on transferability of the Common Shares; and (v) the tax consequences of the investment.

The Sponsor or each Person selling Common Shares on behalf of the Corporation shall make this determination on the basis of information it has obtained from a prospective Stockholder. Relevant information for this purpose will include at least the age, investment objectives, investment experiences, income, net worth, financial situation and other investments of the prospective Stockholder, as well as any other pertinent factors.
The Sponsor or each Person selling Common Shares on behalf of the Corporation shall maintain records of the information used to determine that an investment in Common Shares is suitable and appropriate for a Stockholder. The Sponsor or each Person selling Common Shares on behalf of the Corporation shall maintain these records for at least six years.

Section 6.10 Repurchase of Shares. The Board of Directors may establish, from time to time, a program or programs by which the Corporation voluntarily repurchases Shares from the Stockholders; provided, however, that such repurchase does not impair the capital or operations of the Corporation.

Article VII. ADVISER

Section 7.01 Supervision of Adviser. The Board may exercise broad discretion in allowing the Adviser to administer and regulate the operations of the Corporation, to act as agent for the Corporation, to execute documents on behalf of the Corporation and to make executive decisions that conform to general policies and principles established by the Board. The Board shall oversee the Adviser to assure that the administrative procedures, operations and programs of the Corporation are reasonable and appropriate and that (i) the expenses incurred are reasonable in light of the operations of the Corporation, (ii) following a Non-Listed Offering, all Front End Fees are reasonable and do not exceed 18% of the gross proceeds of any Offering, regardless of the source of payment, and (iii) following a Non-Listed Offering, the percentage of gross proceeds of any Offering committed to Investment in Program Assets shall be at least 82%. All items of compensation to underwriters or dealers, including, but not limited to, selling commissions, expenses, rights of first refusal, consulting fees, finders’ fees and all other items of compensation of any kind or description paid by the Corporation, directly or indirectly, shall be taken into consideration in computing the amount of allowable Front End Fees. The Board of Directors also will be responsible for determining that compensation to be paid to the Adviser is reasonable in relation to the nature and quality of services performed and the investment performance of the Corporation and that the provisions of any Advisory Agreement are being carried out. The Board of Directors may consider all factors that it deems relevant in making these determinations. So long as the Corporation is a business development company under the 1940 Act, compensation to the Adviser shall be considered presumptively reasonable if the incentive fee is limited to the amounts allowed by the 1940 Act.

Section 7.02 Fiduciary Obligations; Experience. The Adviser has a fiduciary responsibility and duty to the Corporation and the Stockholders for the safekeeping and use of all the funds and assets of the Corporation, whether or not in the Adviser’s immediate possession or control. The Adviser shall not employ, or permit another to employ, such funds or assets except for the exclusive benefit of the Corporation. The Adviser may not contract away the fiduciary obligation owed to the Corporation and the Stockholders under common law. Following a Non-Listed Offering, the investment committee of the Adviser shall have at least three years’ relevant experience demonstrating the knowledge and experience to acquire and manage the type of assets being acquired by the Corporation and shall have not less than four years relevant experience in the kind of service being rendered or otherwise must demonstrate sufficient knowledge and experience to perform the services proposed. Any sub-adviser to the Corporation shall be subject to the same fiduciary duties imposed on the Adviser pursuant to this Section 7.02, the 1940 Act and the Investment Advisers Act of 1940, as amended from time to time (together with any rules and regulations and any applicable guidance and/or interpretations of the SEC or its staff promulgated thereunder), as well as other applicable federal and state law.

Section 7.03 Successor Adviser. The Board of Directors shall determine whether any successor Adviser possesses sufficient qualifications to perform the advisory function for the Corporation and whether the compensation provided for in its contract with the Corporation is reasonable.

Section 7.04 Termination. Any Advisory Agreement shall provide that it is terminable, without cause or penalty, by (a) a majority of the Independent Directors on 60 days’ written notice or (b) the Adviser on 60 days’ written notice; provided, however, that following a Non-Listed Offering, any Advisory Agreement is only terminable by the Adviser on 120 days’ written notice. In the event of termination, the Adviser will cooperate with the Corporation and the Board in making an orderly transition of the advisory function. In addition, if the Corporation elects to continue its operations, the Adviser shall pay all expenses incurred as a result of its withdrawal. Upon termination of the Advisory Agreement, the Corporation shall pay the Adviser all amounts then accrued but unpaid to the Adviser. The method of payment must be fair and protect the solvency and liquidity of the Corporation.

Section 7.05 Organization and Offering Expenses Limitation. Following a Non-Listed Offering, unless otherwise provided in any resolution adopted by the Board, the Corporation shall reimburse the Adviser and its Affiliates for Organization and Offering Expenses incurred by the Adviser or its Affiliates; provided, however, that the total amount of all Organization and Offering Expenses shall be reasonable, as determined by the Board, and shall be included in Front End Fees for purposes of the limit on such Front End Fees set forth in Section 7.01.

Section 7.06 Acquisition Fees. Unless otherwise provided in any resolution adopted by the Board, the Corporation may pay the Adviser and its Affiliates fees for the review and evaluation of potential investments; provided, however, that the Board shall conclude that the total of all Acquisition Fees and Acquisition Expenses are reasonable.

Section 7.07 Limitations on Reimbursement of Expenses. In addition to the compensation paid to the Adviser, the Corporation shall reimburse the Adviser, at the end of each fiscal quarter, for all expenses of the Corporation incurred by the Adviser as well as the actual cost of goods and services used for or by the Corporation and obtained from entities not Affiliated with the Adviser. The Adviser may be reimbursed for the administrative services performed by it on behalf of the Corporation pursuant to any separate administration or co-administration agreement with the Adviser; provided, however, such reimbursement shall be an amount equal to the lower of the Adviser’s actual cost or the amount the Corporation would be required to pay third parties for the provision of comparable administrative services in the same geographic location; and provided, further, that such costs are reasonably allocated to the Corporation on the basis of assets, revenues, time records or other methods conforming with generally accepted accounting principles. No such reimbursement shall be permitted for services for which the Adviser is entitled to compensation by way of a separate fee. Excluded from such allowable reimbursement shall be: (i) rent or depreciation, utilities, capital equipment, and other administrative items of the Adviser; and (ii) salaries, fringe benefits, travel expenses and other administrative items incurred by or allocated to any Controlling Person of the Adviser. This Section 7.07 shall only be effective following a Non-Listed Offering.

Article VIII. INVESTMENT LIMITATIONS

Section 8.01 Investment Objectives. Following a Non-Listed Offering, the Corporation’s investment objective will be to generate current income and, to a lesser extent, capital appreciation. The independent directors on the Board shall review the investment policies of the Corporation with sufficient frequency (not less often than annually) to determine that the policies being followed by the Corporation are in the best interests of the Corporation.

Section 8.02 Investments in Other Programs.

(a)	Following a Non-Listed Offering, the Corporation may invest in general partnerships or joint ventures with non-Affiliates that own and operate specific assets, only if the Corporation, alone or together with any publicly registered Affiliate of the Corporation meeting the requirements of subsection (b) below, acquires a controlling interest in such a general partnership or joint venture, but in no event shall the Adviser be entitled to duplicate fees; provided, however that the foregoing is not intended to prevent the Corporation from carrying out its business of investing and reinvesting its assets in securities of other issuers. For purposes of this Section, “controlling interest” means an equity interest possessing the power to direct or cause the direction of the management and policies of the general partnership or joint venture, including the authority to: (i) review all contracts entered into by the general partnership or joint venture that will have a material effect on its business or assets; (ii) cause a sale or refinancing of the assets or its interest therein subject, in certain cases where required by the partnership or joint venture agreement, to limits as to time, minimum amounts and/or a right of first refusal by the joint venture partner or consent of the joint venture partner; (iii) approve budgets and major capital expenditures, subject to a stated minimum amount; (iv) veto any sale or refinancing of the assets, or alternatively, to receive a specified preference on sale or refinancing proceeds; and (v) exercise a right of first refusal on any desired sale or refinancing by the joint venture partner of its interest in the assets, except for transfer to an Affiliate of the joint venture partner.

(b)	Following a Non-Listed Offering, the Corporation may invest in general partnerships or joint ventures with other publicly registered Affiliates of the Corporation only if all of the following conditions are met: (i) the Affiliate and the Corporation have substantially identical investment objectives; (ii) there are no duplicate fees to the Adviser; (iii) the compensation payable by the general partnership or joint venture to the Advisers by each of the Corporation and its Affiliate that invests in such partnership or joint venture is substantially identical; (iv) each of the Corporation and the Affiliate has a right of first refusal to buy if the other party wishes to sell assets held in the partnership or joint venture; (v) the investment of each of the Corporation and its Affiliate is on substantially the same terms and conditions; and (vi) any Prospectus in use or proposed to be used when such an investment has been made or is contemplated discloses the potential risk of impasse on partnership or joint venture decisions since neither the Corporation nor its Affiliate controls the partnership or joint venture, and the potential risk that, while the Corporation or its Affiliate may have the right to buy the assets from the partnership or joint venture, it may not have the resources to do so.

(c)	Following a Non-Listed Offering, the Corporation may invest in general partnerships or joint ventures with Affiliates other than publicly registered Affiliates of the Corporation only if all of the following conditions are met: (i) the investment is necessary to relieve the Adviser from any commitment to purchase the assets entered into in compliance with Section 9.01 prior to the closing of the offering period of the Corporation; (ii) there are no duplicate fees to the Adviser; (iii) the investment of each entity is on substantially the same terms and conditions; (iv) the Corporation has a right of first refusal to buy if the Adviser wishes to sell assets held in the partnership or joint venture; and (v) any Prospectus in use or proposed to be used when such an investment has been made or is contemplated discloses the potential risk of impasse on partnership or joint venture decisions.

(d)	The Corporation may be structured to conduct operations through separate single-purpose entities managed by the Adviser (multi-tier arrangements); provided that the terms of any such arrangements do not result in the circumvention of any of the requirements or prohibitions contained herein or under applicable federal or state securities laws. Following a Non-Listed Offering, any agreements regarding such arrangements shall accompany any Prospectus, if such agreement is then available, and the terms of such agreement shall contain provisions assuring that all of the following restrictions apply: (i) there will be no duplication or increase in Organization and Offering Expenses, fees payable to the Adviser, program expenses or other fees and costs; (ii) there will be no substantive alteration in the fiduciary and contractual relationship between the Adviser, the Corporation and the Stockholders; and (iii) there will be no diminishment in the voting rights of the Stockholders.

(e)	Other than as specifically permitted in subsections (b), (c), (d) and (f), and except as otherwise permitted under the 1940 Act, exemptive relief granted by the SEC pursuant thereto, or by a determination of the staff of the SEC under the 1940 Act, following a Non-Listed Offering, the Corporation shall not invest in general partnerships or joint ventures with Affiliates.

(f)	Except as otherwise permitted under the 1940 Act, exemptive relief granted by the SEC pursuant thereto, or by a determination of the staff of the SEC under the 1940 Act, following a Non-Listed Offering, the Corporation shall be permitted to invest in general partnership interests of limited partnerships only if: (i) the Corporation, alone or together with any publicly registered Affiliate of the Corporation meeting the requirements of subsection (b) above, acquires a “controlling interest” as defined in subsection (a) above; (ii) the Adviser is not entitled to any duplicate fees; (iii) no additional compensation beyond that permitted under applicable law is paid to the Adviser; and (iv) the agreement of limited partnership or other applicable agreement complies with this Section 8.02.
Section 8.03 Other Goods or Services.

(a)	In addition to the services to be provided under any Advisory Agreement, the Corporation may accept goods or other services provided by the Adviser in connection with the operation of assets subject to the restrictions contained in the 1940 Act, provided that: (i) the Adviser, as a fiduciary, determines such self-dealing arrangement is in the best interest of the Corporation; (ii) the terms pursuant to which all such goods or services are provided to the Corporation by the Adviser shall be embodied in a written contract, the material terms of which must be fully disclosed to the Stockholders; (iii) following a Non-Listed Offering, the contract may be modified only with approval of Stockholders entitled to cast a majority of all the votes entitled to be cast on the matter; and (iv) the contract shall contain a clause allowing termination without penalty on 60 days’ notice. Without limitation of the foregoing, following a Non-Listed Offering, arrangements to provide such goods or other services must meet all of the following criteria: (x) the Adviser must be independently engaged in the business of providing such goods or services to Persons other than Affiliates and at least 33% of the Adviser’s associated gross revenues must come from Persons other than Affiliates; (y) the compensation, price or fee charged for providing such goods or services must be comparable and competitive with the compensation, price or fee charged in the same geographic location by Persons other than the Adviser and its Affiliates who provide comparable goods or services which could reasonably be made available to the Corporation; and (z) except in extraordinary circumstances, the compensation and other material terms of the arrangement must be fully disclosed to the Stockholders.

Extraordinary circumstances are limited to instances when immediate action is required and the goods or services are not immediately available from Persons other than the Adviser and its Affiliates.

(b)	Notwithstanding the foregoing clause (a), if the Adviser is not engaged in the business to the extent required by such clause, the Adviser may provide to the Corporation other goods and services if all of the following additional conditions are met: (i) the Adviser can demonstrate the capacity and capability to provide such goods or services on a competitive basis; (ii) following a Non-Listed Offering, the goods or services are provided at the lesser of cost or the competitive rate charged in the same geographic location by Persons other than the Adviser and its Affiliates who are in the business of providing comparable goods or services; (iii) following a Non-Listed Offering, the cost is limited to the reasonable necessary and actual expenses incurred by the Adviser on behalf of the Corporation in providing such goods or services, exclusive of expenses of the type which may not be reimbursed under applicable federal or state securities laws; and (iv) expenses are allocated in accordance with generally accepted accounting principles and are made subject to any special audit required by applicable federal and state securities laws.

Article IX. CONFLICTS OF INTEREST

Section 9.01 Sales and Leases to the Corporation. Except as otherwise permitted under the 1940 Act, exemptive relief granted by the SEC pursuant thereto, or by a determination of the staff of the SEC under the 1940 Act, following a Non-Listed Offering, the Corporation shall not purchase or lease assets in which the Adviser or any Affiliate thereof has an interest unless all of the following conditions are met: (a) the transaction occurs at the formation of the Corporation and is fully disclosed to the Stockholders either in a Prospectus or in a periodic report filed with the SEC or otherwise and (b) the assets are sold or leased upon terms that are reasonable to the Corporation and at a price not to exceed the lesser of cost or fair market value as determined by an Independent Expert. Notwithstanding anything to the contrary in this Section 9.01, following a Non-Listed Offering, the Adviser may purchase assets in its own name (and assume loans in connection therewith) and temporarily hold title thereto, for the purposes of facilitating the acquisition of the assets, the borrowing of money, obtaining financing for the Corporation, or the completion of construction of the assets, provided that all of the following conditions are met: (a) the assets are purchased by the Corporation at a price no greater than the cost of the assets to the Adviser; (b) all income generated by, and the expenses associated with, the assets so acquired shall be treated as belonging to the Corporation; and (c) there are no other benefits arising out of such transaction to the Adviser apart from compensation otherwise permitted by the NASAA Omnibus Guidelines.

Section 9.02 Sales and Leases to the Adviser or Affiliates. Except as otherwise permitted under the 1940 Act, exemptive relief granted by the SEC pursuant thereto, or by a determination of the staff of the SEC under the 1940 Act, following a Non-Listed Offering, the Corporation shall not sell assets to the Adviser or any Affiliate thereof unless such sale is duly approved by the Stockholders entitled to cast a majority of all the votes entitled to be cast on the matter. The Corporation shall not lease assets to the Adviser or any Affiliate thereof unless all of the following conditions are met: (a) the transaction occurs at the formation of the Corporation and is fully disclosed to the Stockholders in a Prospectus or in a periodic report filed with the SEC and (b) the terms of the transaction are fair and reasonable to the Corporation.

Section 9.03 Loans. Except for the advancement of funds pursuant to Article XI, no loans, credit facilities, credit agreements or otherwise shall be made by the Corporation to the Adviser or any Affiliate thereof.

Section 9.04 Commissions on Financing, Refinancing or Reinvestment. Following a Non-Listed Offering, the Corporation shall not pay, directly or indirectly, a commission or fee to the Adviser or any Affiliate thereof (except as otherwise specified in this Article IX and by Section 7.01 of this Charter) in connection with the reinvestment of cash flow from operations and available reserves or of the proceeds of the resale, exchange or refinancing of assets.

Section 9.05 Rebates, Kickbacks and Reciprocal Arrangements. The Adviser shall not receive or accept any rebate or give-ups or similar arrangement that is prohibited under applicable federal or state securities laws. The Adviser shall not participate in any reciprocal business arrangement that would circumvent provisions of applicable federal or state securities laws governing conflicts of interest or investment restrictions, or enter into any agreement, arrangement or understanding that would circumvent the restrictions against dealing with affiliates or promoters under applicable federal or state securities laws. The Adviser shall not directly or indirectly pay or award any fees or commissions or other compensation to any Person engaged to sell Shares or give investment advice to a potential Stockholder; provided, however, that this Section 9.05 shall not prohibit the payment to a registered broker-dealer or other properly licensed agent of sales commissions for selling or distributing Shares. The restrictions in this Section 9.05 shall only be effective following a Non-Listed Offering.

Section 9.06 Commingling. Following a Non-Listed Offering, the funds of the Corporation shall not be commingled with the funds of any other Person. Nothing in this Section 9.06 shall prohibit the Adviser from establishing a master fiduciary account pursuant to which separate sub-trust accounts are established for the benefit of affiliated programs, provided that the Corporation’s funds are protected from the claims of other programs and creditors of such programs.

Section 9.07 Lending Practices. On financing made available to the Corporation by the Adviser, the Adviser may not receive interest in excess of the lesser of the Adviser’s cost of funds or the amounts that would be charged by unrelated lending institutions on comparable loans for the same purpose. The Adviser shall not impose a prepayment charge or penalty in connection with such financing and the Adviser shall not receive points or other financing charges. The Adviser shall be prohibited from providing permanent financing for the Corporation. For purposes of this Section 9.07, “permanent financing” shall mean any financing with a term in excess of twelve months. The restrictions in this Section 9.07 shall only be effective following a Non-Listed Offering.

Section 9.08 Other Transactions. Except as otherwise permitted under the 1940 Act, exemptive relief granted by the SEC pursuant thereto, or by a determination of the staff of the SEC under the 1940 Act, following a Non-Listed Offering, the Corporation shall not engage in any other transaction with the Adviser or an Affiliate thereof unless: (a) such transaction complies with the NASAA Omnibus Guidelines included in this Charter and all applicable law and (b) a majority of the Directors (including a majority of the independent directors of the Corporation) not otherwise interested in such transaction approve such transaction as fair and reasonable to the Corporation and on terms and conditions not less favorable to the Corporation than those available from non-Affiliated third parties.

Section 9.09 Exchanges. Following a Non-Listed Offering, the Corporation may not acquire assets from Affiliates in exchange for capital stock of the Corporation.

Section 9.10 No Exclusive Agreement. Following a Non-Listed Offering, the Corporation shall not grant or entitle the Adviser to an exclusive right to sell or exclusive employment to sell assets for the Corporation.

Article X. STOCKHOLDERS

Section 10.01 Voting Rights of Stockholders. Subject to the provisions of any class or series of Shares then outstanding and the mandatory provisions of any applicable laws or regulations, including the MGCL, or other provisions of this Charter, and following a Non-Listed Offering, the Stockholders may, without the necessity for concurrence by the Adviser: (a) elect or remove Directors, as provided in Sections 5.01 and 5.07 hereof; (b) approve or disapprove an amendment of the Charter, as provided in Article XII hereof; (c) approve or disapprove the dissolution of the Corporation; (d) remove the Adviser and elect a new Adviser; and (e) approve or disapprove the sale of all or substantially all of the assets of the Corporation, when such sale is to be made other than in the ordinary course of the Corporation’s business. Without the approval of Stockholders entitled to cast a majority of all the votes entitled to be cast on the matter, or such other approval as may be required under the mandatory provisions of any applicable laws or regulations, including the MGCL, or other provisions of this Charter, following a Non-Listed Offering the Corporation shall not permit the Adviser to: (A) amend the Charter except for amendments that do not adversely affect the rights of Stockholders; (B) appoint a new Adviser (other than a sub-adviser pursuant to the terms of an Advisory Agreement and applicable law); (C) sell all or substantially all of the Corporation’s assets other than in the ordinary course of the Corporation’s business or as otherwise permitted by law; (D) cause the merger or similar reorganization of the Corporation except as permitted by law; or (E) except as permitted under the Advisory Agreement, voluntarily withdraw as the Adviser unless such withdrawal would not affect the tax status of the Corporation and would not materially adversely affect the Stockholders.

Section 10.02 Voting Limitations on Shares Held by the Adviser and Affiliates. With respect to Shares owned by the Adviser, the Adviser may not vote or consent on matters submitted to the Stockholders regarding the removal of the Adviser or any transaction between the Corporation and the Adviser or any of its Affiliates. In determining the requisite percentage in interest of Shares entitled to vote on a matter, and necessary to approve a matter, on which the Adviser may not vote or consent, any Shares owned by it shall not be included.

Section 10.03 Right of Inspection. Any Stockholder shall be permitted access to the records of the Corporation to which it is entitled under applicable law at all reasonable times and may inspect and copy any of them for a reasonable charge. Inspection of the Corporation’s books and records by the office or agency administering the securities laws of a jurisdiction shall be provided upon reasonable notice and during normal business hours. Information regarding stockholders’ right to access the Corporation’s records pertaining to its stockholders is set forth in the Bylaws.

Section 10.04 Access to Stockholder List. An alphabetical list of the names, addresses and telephone numbers of the Stockholders, along with the number of Shares held by each of them (the “Stockholder List”), shall be maintained as part of the books and records of the Corporation and shall be available for inspection by any Stockholder or the Stockholder’s designated agent at the home office of the Corporation upon the request of the Stockholder. The Stockholder List shall be updated at least quarterly to reflect changes in the information contained therein. A copy of the Stockholder List shall be mailed to any Stockholder so requesting within ten days of receipt by the Corporation of the request. The copy of the Stockholder List shall be printed in alphabetical order, on white paper, and in a readily readable type size (in no event smaller than ten-point type). The Corporation may impose a reasonable charge for expenses incurred in reproduction pursuant to the Stockholder request. A Stockholder may request a copy of the Stockholder List in connection with matters relating to Stockholders’ voting rights and the exercise of Stockholder rights under federal proxy laws.

If the Adviser or the Board neglects or refuses to exhibit, produce or mail a copy of the Stockholder List as requested, the Adviser and/or the Board, as the case may be, shall be liable to any Stockholder requesting the Stockholder List for the costs, including reasonable attorneys’ fees, incurred by that Stockholder for compelling the production of the Stockholder List, and for actual damages suffered by any Stockholder by reason of such refusal or neglect. It shall be a defense that the actual purpose and reason for the requests for inspection or for a copy of the Stockholder List is to secure such list of Stockholders or other information for the purpose of selling such list or copies thereof, or of using the same for a commercial purpose other than in the interest of the applicant as a Stockholder relative to the affairs of the Corporation. The Corporation may require the Stockholder requesting the Stockholder List to represent that the list is not requested for a commercial purpose unrelated to the Stockholder’s interest in the Corporation. The remedies provided hereunder to Stockholders requesting copies of the Stockholder List are in addition to and shall not in any way limit other remedies available to Stockholders under federal law or the laws of any state.

Section 10.05 Reports.

(a)	Following a Non-Listed Offering, the Corporation shall cause to be prepared and mailed or delivered by any reasonable means, including an electronic medium, a copy of the Corporation’s Annual Report on Form 10-K to each Stockholder as of a record date after the end of the fiscal year within 120 days after the end of the fiscal year to which it relates for each fiscal year ending after the Commencement of a Non-Listed Offering that shall include: (i) financial statements prepared in accordance with generally accepted accounting principles which are audited and reported on by independent certified public accountants; (ii) a report of the material activities of the Corporation during the period covered by the report; (iii) where forecasts have been provided to the Stockholders, a table comparing the forecasts previously provided with the actual results during the period covered by the report; and (iv) a report setting forth distributions to Stockholders for the period covered thereby and separately identifying distributions from: (A) cash flow from operations during the period; (B) cash flow from operations during a prior period which have been held as reserves; (C) proceeds from disposition of assets; and (D) reserves from the gross proceeds. Such Annual Report on Form 10-K must also contain a breakdown of the costs reimbursed to the Adviser. Following a Non-Listed Offering, the Corporation shall take reasonable steps to ensure that: (v) within the scope of the annual audit of the Corporation’s financial statements, the independent certified public accountants preparing such Annual Report on Form 10-K will issue a special report on the allocation of such costs to the Corporation in accordance with the Advisory Agreement; (w) the special report shall be in accordance with the American Institute of Certified Public Accountants United States Auditing Standards relating to special reports; (x) the additional costs of such special report will be itemized and may be reimbursed to the Adviser by the Corporation in accordance with this Section 10.05 only to the extent that such reimbursement, when added to the cost for administrative services rendered, does not exceed the competitive rate for such services as determined above; (y) the special report shall at minimum provide a review of the time records of individual employees, the costs of whose services were reimbursed and the specific nature of the work performed by each such employee; and (v) the prospectus, prospectus supplement or periodic report as filed with the SEC shall disclose in tabular form an itemized estimate of such proposed expenses for the next fiscal year together with a breakdown by year of such expenses reimbursed in each of the last five public programs formed by the Adviser and subject to the NASAA Omnibus Guidelines.

(b)	Following a Non-Listed Offering, the Corporation shall cause to be prepared and mailed or delivered to each Stockholder within 60 days after the end of each fiscal quarter of the Corporation a Quarterly Report on Form 10-Q filed by the Corporation under the Exchange Act.

(c)	Following a Non-Listed Offering, the Corporation shall cause to be prepared and mailed or delivered within 75 days after the end of each calendar year of the Corporation to each Person who was at any time during such calendar year a Stockholder all information pertaining to such Stockholder’s investment in the Corporation necessary for the preparation of such Person’s federal income tax return.

(d)	If Shares have been purchased on a deferred payment basis, on which there remains an unpaid balance during any period covered by any report required by subsections (a) and (b) above, then such report shall contain a detailed statement of the status of all deferred payments, actions taken by the Corporation in response to any defaults and a discussion and analysis of the impact on capital requirements of the Corporation.
Section 10.06 Tender Offers. If any Person makes a tender offer, including, without limitation, a “mini-tender” offer, such Person must comply with all of the provisions set forth in Regulation 14D of the Exchange Act, including, without limitation, disclosure and notice requirements, that would be applicable if the tender offer was for more than five percent of the outstanding Shares; provided, however, that, unless otherwise required by the Exchange Act, such documents are not required to be filed with the SEC. In addition, any such Person must provide notice to the Corporation at least ten Business Days prior to initiating any such tender offer. No Stockholder may transfer any Shares held by such Stockholder to any Person who initiates a tender offer without complying with the provisions set forth above (a “Non-Compliant Tender Offer”) unless such Stockholder shall have first offered such Shares to the Corporation at the tender offer price offered in such Non-Compliant Tender Offer. In addition, any Person who makes a Non-Compliant Tender Offer shall be responsible for all expenses incurred by the Corporation in connection with the enforcement of the provisions of this Section 10.06, including, without limitation, expenses incurred in connection with the review of all documents related to such tender offer. In addition to the remedies provided herein, the Corporation may seek injunctive relief, including, without limitation, a temporary or permanent restraining order, in connection with any Non-Compliant Tender Offer. This Section 10.06 shall be of no force or effect with respect to any Shares that are then Listed.

Article XI. LIABILITY LIMITATION AND INDEMNIFICATION

Section 11.01 Limitation of Stockholder Liability. No Stockholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Corporation by reason of his being a Stockholder, nor shall any Stockholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any Person in connection with the Corporation’s assets or the affairs of the Corporation by reason of being a Stockholder.

Section 11.02 Limitation of Director and Officer Liability.

(a)	Subject to any limitations set forth under Maryland law or the 1940 Act or in this Article XI, no Director or officer of the Corporation shall be liable to the Corporation or its Stockholders for money damages.

(b)
Notwithstanding anything to the contrary contained in paragraph (a) above, the Corporation shall not provide that a Director, the Adviser or any Affiliate of the Adviser (the “Indemnitee”) be held harmless for any loss or liability suffered by the Corporation, unless all of the following conditions are met:

(i)	The Indemnitee has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Corporation.

(ii)	The Indemnitee was acting on behalf of or performing services for the Corporation.

(iii)	Such liability or loss was not the result of (A) negligence or misconduct, in the case that the Indemnitee is the Adviser or an Affiliate of the Adviser, or (B) gross negligence or willful misconduct, in the case that the Indemnitee is a Director who is not also an officer of the Corporation or the Adviser or an Affiliate of the Adviser.

(iv)	Such agreement to hold harmless is recoverable only out of the Corporation’s net assets and not from the Stockholders.

(c)	Notwithstanding the foregoing, paragraph (b) above shall only apply to an Indemnitee following a Non-Listed Offering.

Section 11.03 Indemnification.

(a)	Subject to any limitations set forth under Maryland law or the 1940 Act or in paragraph (b) or (c) below, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any individual who is a present or former Director or officer of the Corporation and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity, (ii) any individual who, while a Director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (iii) the Adviser or any of its Affiliates acting as an agent of the Corporation, in each case to the maximum extent permitted by Maryland law. The rights to indemnification and advance of expenses provided to a Director or officer hereby shall vest immediately upon election of such Director or officer. The Corporation may, with the approval of the Board of Directors or any duly authorized committee thereof, provide such indemnification and advance for expenses to a Person who served a predecessor of the Corporation in any of the capacities described in (i) or (ii) above and to any employee or agent of the Corporation or a predecessor of the Corporation. The Board may take such action as is necessary to carry out this Section 11.03(a).

(b)	Notwithstanding anything to the contrary contained in paragraph (a) above, the Corporation shall not provide for indemnification of an Indemnitee for any liability or loss suffered by such Indemnitee, unless all of the following conditions are met:

(i)	The Indemnitee has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Corporation.

(ii)	The Indemnitee was acting on behalf of or performing services for the Corporation.

(iii)	Such liability or loss was not the result of (A) negligence or misconduct, in the case that the Indemnitee is the Adviser, an Affiliate of the Adviser or an officer of the Corporation, or (B) gross negligence or willful misconduct, in the case that the Indemnitee is a Director who is not also an officer of the Corporation or the Adviser or an Affiliate of the Adviser.

(iv)	Such indemnification or agreement to hold harmless is recoverable only out of the Corporation’s net assets and not from the Stockholders.

(c)	Notwithstanding anything to the contrary contained in paragraph (a) above, the Corporation shall not provide indemnification to an Indemnitee for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the Indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the Indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims against the Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which Shares were offered or sold as to indemnification for violations of securities laws.

(d)	Notwithstanding the foregoing, paragraphs (b) and (c) above shall only apply to an Indemnitee following a Non-Listed Offering.
Section 11.04 Payment of Expenses. The Corporation may pay or reimburse reasonable legal expenses and other costs incurred by an Indemnitee in advance of final disposition of a proceeding only if all of the following are satisfied: (a) the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of the Corporation, (b) the Indemnitee provides the Corporation with written affirmation of the Indemnitee’s good faith belief that the Indemnitee has met the standard of conduct necessary for indemnification by the Corporation as authorized by Section 11.03 hereof, (c) the legal proceeding was initiated by a third party who is not a Stockholder or, if by a Stockholder of the Corporation acting in his or her capacity as such, a court of competent jurisdiction approves such advancement, and (d) the Indemnitee provides the Corporation with a written agreement to repay the amount paid or reimbursed by the Corporation, together with the applicable legal rate of interest thereon, if it is ultimately determined that the Indemnitee did not comply with the requisite standard of conduct and is not entitled to indemnification. Notwithstanding the foregoing, this Section 11.04 shall only apply to an Indemnitee following a Non-Listed Offering.

Section 11.05 Express Exculpatory Clauses in Instruments. Neither the Stockholders nor the Directors, officers, employees or agents of the Corporation shall be liable under any written instrument creating an obligation of the Corporation by reason of their being Stockholders, Directors, officers, employees or agents of the Corporation, and all Persons shall look solely to the Corporation’s assets for the payment of any claim under or for the performance of that instrument. The omission of the foregoing exculpatory language from any instrument shall not affect the validity or enforceability of such instrument and shall not render any Stockholder, Director, officer, employee or agent liable thereunder to any third party, nor shall the Directors or any officer, employee or agent of the Corporation be liable to anyone as a result of such omission.

Section 11.06 1940 Act Limitation on Indemnification. As required under the 1940 Act, no provision of this Article XI shall be effective to protect or purport to protect any Director, any officer of the Corporation, the Adviser or any Affiliate of the Adviser against liability to the Corporation or the Stockholders to which he, she or it would otherwise be subject by reason of willful misconduct, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his, her or its office.

Section 11.07 Amendment or Repeal. Neither the amendment nor repeal of this Article XI, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article XI, shall apply to or affect in any respect the applicability of the preceding sections of this Article XI with respect to any act or failure to act which occurred prior to such amendment, repeal, or adoption.

Section 11.08 Non-Exclusivity. The indemnification and advancement of expenses provided or authorized by this Article XI shall not be deemed exclusive of any other rights, by indemnification or otherwise, to which a Director or an officer of the Corporation may be entitled under the Bylaws, a resolution of the Stockholders or the Board, an agreement, or otherwise.

Article XII. AMENDMENTS

Section 12.01 Amendments Generally. The Corporation reserves the right from time to time, upon the requisite approval by the Board of Directors and/or the Stockholders, to make any amendment to the Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any Shares. All rights and powers conferred by the Charter on Stockholders, Directors and officers are granted subject to this reservation. Except as provided in Section 12.02 and Section 12.03 and except for those amendments permitted to be made without Stockholder approval under Maryland law or by specific provision in the Charter, and provided further that the Board has declared the amendment advisable and directed that it be submitted for consideration by the Stockholders as required by the MGCL, any amendment to the Charter shall be valid only if approved by the affirmative vote of Stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.

Section 12.02 Specific Charter Amendments. Any amendment to, or any amendment inconsistent with, the provisions of, Section 5.01, Section 5.02, Section 5.07, Section 5.08, Section 6.07, Article XI, Section 12.01, this Section 12.02 or Section 12.03 of this Charter may be adopted only by the affirmative vote of the Stockholders entitled to cast at least 75% of the votes entitled to be cast thereon, with holders of each class or series of Shares voting as a separate class, and the affirmative vote of at least 75% of the entire Board, unless the Continuing Directors of the Corporation, by a vote of at least 75% of such Directors, approve such amendment, in which case, such amendment shall be approved as required by applicable law, the Charter and Bylaws and, following a Non-Listed Offering, the NASAA Omnibus Guidelines (without regard to the provisions of this Section 12.02).

Section 12.03 Approval of Certain Extraordinary Actions and Charter Amendments.

(a)	Required Votes. Except as provided in Section 12.03(b), the affirmative vote of the Stockholders entitled to cast at least 75% of the votes entitled to be cast generally in the election of Directors, with holders of each class or series of Shares voting as a separate class, and the affirmative vote of at least 75% of the entire board, shall be necessary to effect:

(i)
Any amendment to the Charter to make Common Shares a “redeemable security” and any other proposal to convert the Corporation from a “closed-end company” to an “open-end company” (as defined in the 1940 Act), or any amendment to Article II;

(ii)	Any Stockholder proposal as to specific investment decisions made or to be made regarding the Corporation’s assets;

(iii)	Following a Non-Listed Offering, any proposal as to the voluntary liquidation or dissolution of the Corporation or any amendment to the Charter to terminate the existence of the Corporation; and

(iv)	Following a Non-Listed Offering, any Business Combination (as defined below).

(b)	If any proposal, transaction or Business Combination described in Section 12.03(a) is approved by at least 75% of the Continuing Directors, then, notwithstanding the requirements of Section 12.03(a), such proposal, transaction or Business Combination shall be approved as required by applicable law, the Charter and Bylaws and, following a Non-Listed Offering, the NASAA Omnibus Guidelines (without regard to the provisions of Section 12.03(a)).
For the purposes of this Article XII:

(a)	“Business Combination” shall mean any of the transactions described or referred to in any one or more of the following subparagraphs:

(i)	any merger, consolidation or statutory share exchange of the Corporation with or into any other person;

(ii)	any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions in any 12-month period) to or with any other Person of any assets of the Corporation having an aggregate Fair Market Value of $1,000,000 or more except for portfolio transactions of the Corporation effected in the ordinary course of the Corporation’s business;

(iii)	the issuance or transfer by the Corporation (in one transaction or a series of transactions in any 12-month period) of any securities of the Corporation to any other person in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $1,000,000 or more excluding (x) sales of any securities of the Corporation in connection with a public offering or private placement thereof, (y) issuances of any securities of the Corporation pursuant to a dividend reinvestment and/or cash purchase plan adopted by the Corporation and (z) issuances of any securities of the Corporation upon the exercise of any stock subscription rights distributed by the Corporation.

(b)
“Continuing Director” means any member of the Board of Directors who (i) is not an Interested Party or an Affiliate or an Associate of an Interested Party and has been a member of the Board of Directors for a period of at least 24 months (or since the Corporation’s commencement of operations, if that period is less than 24 months); or (ii) is a successor of a Continuing Director who is not an Interested Party or an Affiliate or an Associate of an Interested Party and is recommended to succeed a Continuing Director by a majority of the Continuing Directors then in office or is nominated for election by the Stockholders by a majority of the Continuing Directors then in office; or

(iii) is appointed to the Board of Directors to be a Continuing Director by a majority of the Continuing Directors then in office and who is not an Interested Party or an Affiliate or Associate of an Interested Party.

(c)
“Interested Party” shall mean any Person which enters, or proposes to enter, into a Business Combination with the Corporation or which individually or together with any other persons beneficially owns or is deemed to own, directly or indirectly, more than 5 percent of any class of the Corporation’s securities (within the meaning of Section 13(d) of the Exchange Act).

(d)
“Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the Exchange Act; provided that for purposes of this Section 12.03, the term “Affiliate” shall also include any person who, at or prior to the time of election to the Board of Directors, had expressed support in writing of any proposals of an Interested Party for which Stockholder approval would be required (for purposes of consideration of these proposals only).

(e)	“Fair Market Value” means:

(i)	in the case of stock, the highest closing sale price during the 30-day period immediately preceding the relevant date of a share of such stock on the New York Stock Exchange, or if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Exchange Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the relevant date on any quotation system then in use, or if no such quotations are available, the fair market value on the relevant date of a share of such stock as determined by at least 75% of the Continuing Directors, and

(ii)	in the case of property other than cash or stock, the fair market value of such property on the relevant date as determined by at least 75% of the Continuing Directors.
Continuing Directors of the Corporation, by the vote of at least 75% of such directors, shall have the power to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine (i) whether a Person is an Affiliate or Associate of another, and (ii) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation in any Business Combination has, an aggregate Fair Market Value of $1,000,000 or more.

Article XIII. ERISA TRANSFER RESTRICTIONS

Notwithstanding any other provision herein, if and to the extent that any class or series of Shares do not constitute Publicly Offered Securities, in order to avoid the possibility that the underlying assets of the Corporation could be treated as assets of any Plan pursuant to the Plan Asset Regulation, the Corporation, at the direction of the Board of Directors or any duly-authorized committee of the Board, or, if authorized by the Board, any officer of the Corporation or the Adviser on behalf of the Corporation, shall have the power to (1) require any Person proposing to acquire Shares to furnish such information as may be necessary to determine whether such person is (i) a Benefit Plan Investor, or (ii) an ERISA Controlling Person, (2) restrict or prohibit transfers of Shares to any Person, and (3) redeem any outstanding Shares for such price and on such other terms and conditions as may be determined by or at the direction of the Board.
Article XIV. ROLL-UP TRANSACTIONS

In connection with any proposed Roll-Up Transaction, following a Non-Listed Offering, an appraisal of all of the Corporation’s assets shall be obtained from a competent Independent Expert. If the appraisal will be included in a Prospectus used to offer the securities of a Roll-Up Entity, the appraisal shall be filed with the SEC and the states as an exhibit to the registration statement for the offering. Following a Non-Listed Offering, the Corporation’s assets shall be appraised on a consistent basis, and the appraisal shall be based on the evaluation of all relevant information and shall indicate the value of the assets as of a date immediately prior to the announcement of the proposed Roll-Up Transaction. Such appraisal shall assume an orderly liquidation of the assets over a twelve-month period. The terms of the engagement of the Independent Expert shall clearly state that the engagement is for the benefit of the Corporation and the Stockholders. A summary of such appraisal, indicating all material assumptions underlying the appraisal, shall be included in a report to Stockholders in connection with a proposed Roll-Up Transaction. Following a Non-Listed Offering and in connection with a proposed Roll-Up Transaction, the Person sponsoring the Roll-Up Transaction shall offer to holders of Common Shares who vote against the proposed Roll-Up Transaction the choice of:

(a)	accepting the securities of a Roll-Up Entity offered in the proposed Roll-Up Transaction; or

(b)	one of the following:

(i)	remaining as Stockholders and preserving their interests therein on the same terms and conditions as existed previously; or

(ii)	receiving cash in an amount equal to the Stockholder’s pro rata share of the appraised value of the Corporation’s net assets.

Following a Non-Listed Offering, the Corporation is prohibited from participating in any proposed Roll-Up Transaction:

(a)	that would result in the holders of Common Shares having voting rights in a Roll-Up Entity that are less than the rights provided for in Section 10.01 hereof;

(b)	that includes provisions that would operate as a material impediment to, or frustration of, the accumulation of Shares by any purchaser of the securities of the Roll-Up Entity (except to the minimum extent necessary to preserve the tax status of the Roll-Up Entity), or which would limit the ability of an investor to exercise the voting rights of its securities of the Roll-Up Entity on the basis of the number of Shares held by that investor;

(c)	in which investor’s rights to access of records of the Roll-Up Entity will be less than those described in Sections 10.03 and 10.04 hereof; or

(d)	in which any of the costs of the Roll-Up Transaction would be borne by the Corporation if the Roll-Up Transaction is rejected by the holders of Common Shares.

Article XV. TRANSFER RESTRICTIONS

During the Restricted Period, a stockholder shall not transfer (whether by sale, gift, merger, by operation of law or otherwise), exchange, assign, pledge, hypothecate or otherwise dispose of or encumber (collectively, “Transfer”) any shares of Common Stock acquired prior to a Listing to any person or entity unless (i) the Board provides prior written consent and (ii) the Transfer is made in accordance with applicable securities and other laws. The “Restricted Period” is 180 days after the date of the Listing for all of the shares of Common Stock held by a stockholder prior to the date of the Listing, 270 days after the date of the Listing for two-thirds of the shares of Common Stock held by a stockholder prior to the date of the Listing and 365 days after the date of the Listing for one-third of the shares of Common Stock held by a stockholder prior to the date of the Listing. The Board may impose certain conditions in connection with granting its consent to a Transfer. Any purported Transfer of any shares of Common Stock effected in violation of this Article XV shall be void ab initio and shall have no force or effect, and the Corporation shall not register or permit registration of (and shall direct its transfer agent, if any, not to register or permit registration of) any such purported Transfer on its books and records.

THIRD: The amendment to and restatement of the charter as hereinabove set forth have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

FOURTH: The current address of the principal office of the Corporation is as set forth in Article III of the foregoing amendment and restatement of the charter.

FIFTH: The name and address of the Corporation’s current resident agent are as set forth in Article III of the foregoing amendment and restatement of the charter.

SIXTH: The number of directors of the Corporation and the names of those currently in office are as set forth in Article V of the foregoing amendment and restatement of the charter.

SEVENTH: The undersigned acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of the undersigned’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

-Signature page follows-

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its Chief Operating Officer and attested to by its Chief Compliance Officer on the 1st day of March, 2016.

ATTEST:	BLUE OWL CAPITAL CORPORATION

Rebecca Tabb Chief Compliance Officer	Alan Kirshenbaum Chief Operating Officer